                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14a-6(e)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                           Playboy Enterprises, Inc.
- --------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


- --------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

                           [PLAYBOY ENTERPRISES LOGO]

                               -----------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                               -----------------

                               NOVEMBER 14, 1995

  As a stockholder of Playboy Enterprises, Inc. (the "Company"), you are hereby notified of and are cordially invited to attend the Annual Meeting of the Stockholders of the Company to be held in the Company's New York offices located at 730 Fifth Avenue, Third Floor, New York, New York 10019 on Tuesday, November 14, 1995 at 9:30 a.m., local time, for the following purposes:

  1. To elect five directors for the ensuing year, or until their successors are elected and qualified;

  2. To approve the Playboy Enterprises, Inc. 1995 Stock Incentive Plan;

  3. To ratify the selection of Coopers & Lybrand L.L.P. as independent auditors for the current fiscal year; and

  4. To transact such other business as may properly come before the meeting.

  The Board of Directors has fixed the close of business on September 18, 1995 as the record date for the determination of holders of the Class A Common Stock entitled to notice of and to vote at the meeting. An alphabetical list of such stockholders, their addresses and number of shares owned shall be on display for all purposes germane to the meeting during ordinary business hours starting at 10:00 a.m. on November 1, 1995 and ending at the close of business on November 13, 1995 in the Company's New York offices located at 730 Fifth Avenue, Third Floor, New York, New York 10019. The list shall be available in the office of the Company's Director of Security. The list shall also be on display at the annual meeting.

  We hope that you will be present at the meeting. If you cannot attend and you are the owner of Class A Common Stock, please date and sign the enclosed proxy card and return it at your earliest convenience in the envelope provided so that your shares will be represented. The envelope requires no postage if mailed in the United States.

September 28, 1995
                                   By Order of the Board of Directors

                                   [SIGNATURE OF IRMA VILLARREAL]

                                   Irma Villarreal
                                   Secretary

                           PLAYBOY ENTERPRISES, INC.
                           680 NORTH LAKE SHORE DRIVE
                            CHICAGO, ILLINOIS 60611

                               ----------------

                                PROXY STATEMENT

                               ----------------

                            SOLICITATION OF PROXIES

  This Proxy Statement is being mailed by Playboy Enterprises, Inc. (the "Company") to all holders of Class A Common Stock, par value $.01 per share ("Class A Stock"), and Class B Common Stock, par value $.01 per share ("Class B Stock" and together with the Class A Stock, the "Common Stock") of the Company on or about September 28, 1995 in connection with the solicitation by the Board of Directors of the Company of proxies to be used at the annual meeting of stockholders to be held November 14, 1995. Each proxy duly executed and received prior to the meeting will be voted according to its terms. At any time before the proxy is voted, it may be revoked by giving a subsequently dated proxy, by written notification to the Secretary of the Company or by appearing at the meeting and voting the shares. Pursuant to the Company's Restated Certificate of Incorporation, the Class B Stock has no voting rights with respect to any matter to be presented at the annual meeting.

  The solicitation of proxies will be primarily by mail. Proxies may also be solicited personally and by telephone by officers and full-time employees of the Company, none of whom will receive additional compensation for such activity. The expenses of solicitation will be borne by the Company. Such expenses may also include ordinary charges and expenses of brokerage houses and other fiduciaries for forwarding documents to beneficial owners.

  Only holders of record of Class A Stock as of the close of business on September 18, 1995 will be entitled to vote at the meeting or any adjournment thereof. As of such date, the Company had outstanding 4,713,954 shares of Class A Stock, having one vote per share and constituting the Company's only class of voting securities.

                VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

  As of August 31, 1995, the only party known to the Company to be the beneficial owner of 5% or more of the Company's voting securities was:

                                           NUMBER OF SHARES OF
  NAME AND ADDRESS                            CLASS A STOCK    PERCENT OF CLASS
  ----------------                         ------------------- ----------------
Hugh M. Hefner, Trustee
The Hugh M. Hefner 1991 Trust(1)
9242 Beverly Boulevard
Beverly Hills, CA 90210...................      3,321,836           70.47%

- --------
(1) Mr. Hefner, founder of the Company, Editor-in-Chief of Playboy magazine and Chairman Emeritus, owns these shares through The Hugh M. Hefner 1991 Trust. Mr. Hefner has sole investment and voting power over these shares of Class A Stock.

  Mr. Hefner intends to vote his shares in accordance with the recommendations made herein by the Board of Directors.

                                 PROPOSAL NO. 1

                             ELECTION OF DIRECTORS

  At the meeting, five directors will be elected to serve until the next ensuing annual meeting of stockholders or until their respective successors are duly elected and qualified. The Company's bylaws allow for the election of not fewer than five nor more than ten directors as such number may be fixed by the Board of Directors (the "Board") from time to time. Effective as of the date of the annual meeting, the Board intends to fix the number of directors at five. The affirmative vote of the holders of a majority of the Class A Stock represented in person or by proxy is required to elect each of the nominees. Abstentions are not included in the tabulation of the voting results on the election of directors, but are included for purposes of determining whether a quorum of shares is present at a meeting. Each nominee is currently a director of the Company. If for any reason any nominee is not a candidate at the time of election (which is not expected to occur), it is intended that the proxies will be voted for the election of the other nominees named and may be voted for any substituted nominees. Proxies may not be voted for a greater number of persons than are named.

  The following information is provided with respect to the nominees for director.

CHRISTIE HEFNER
Director since 1979
Age 42

  Ms. Hefner was appointed Chairman of the Board and Chief Executive Officer of the Company in November 1988. From September 1986 to November 1988, she was Vice Chairman of the Board, President and Chief Operating Officer. From February 1984 to September 1986, she was President and Chief Operating Officer; she had been President since April 1982. From January 1978 to April 1982, she was a Corporate Vice President. She joined the Company in 1975 as Special Assistant to the Chairman of the Board. Ms. Hefner is also a member of the Board of Directors of Sealy Corporation.

DENNIS S. BOOKSHESTER
Director since 1990
Age 56

  Mr. Bookshester is presently an independent business consultant. From December 1990 to May 1991, he served as Chief Executive Officer of Zale Corporation, a company principally involved in the retail sale of jewelry. Mr. Bookshester was Corporate Vice Chairman, Chairman and Chief Executive Officer of the Retail Group of Carson Pirie Scott & Co., positions which he held from 1984 to February 1989. In addition, Mr. Bookshester is a member of the Board of Directors of Evans, Inc., Amre, Inc., Fruit of the Loom, Inc. and Sundance Homes. Mr. Bookshester is a member of the Audit and Compensation Committees of the Board.

ROBERT KAMERSCHEN
Director since 1988
Age 59

  Mr. Kamerschen has been Chairman since January 1989, and since November 1988, Chief Executive Officer and a member of the Board of Directors of ADVO, Inc., a company principally involved in direct mail advertising. From December 1987 to November 1988, Mr. Kamerschen was President and Chief Executive Officer of RKO-Six Flags Entertainment, Inc., a company principally involved in family entertainment projects, and a subsidiary of Wesray Capital Corporation. From 1984 to 1987, he was President and Chief Operating Officer of Marketing Corporation of America, a privately held marketing services and venture capital firm. He is a director of Micrografx, Inc. Mr. Kamerschen is Chairman of the Compensation Committee and a member of the Audit Committee of the Board.

SOL ROSENTHAL
Director since 1985
Age 60

  Mr. Rosenthal has been a senior partner in the Los Angeles law firm of Buchalter, Nemer, Fields & Younger since 1974. He has served as an Arbitrator in entertainment industry disputes since 1977 and as the Writers Guild-Association of Talent Agents Negotiator since 1978. Mr. Rosenthal is a former member of the Board of Governors, Academy of Television Arts & Sciences, on which he served from 1990 to 1992; he is a former President of the Beverly Hills Bar Association and a former President of the Los Angeles Copyright Society. In addition, Mr. Rosenthal is a director of Artista Management, A.G. Mr. Rosenthal is Chairman of the Audit Committee and a member of the Compensation Committee of the Board.

RICHARD S. ROSENZWEIG
Director since 1976
Age 60

  Mr. Rosenzweig has been Executive Vice President of the Company since November 1988. From May 1982 to November 1988, he was Executive Vice President, Office of the Chairman, and from July 1980 to May 1982, he was Executive Vice President, Corporate Affairs. Before that, from January 1977 to June 1980, he had been Executive Vice President, West Coast Operations. His other positions with the Company have included Executive Vice President, Publications Group, and Associate Publisher, Playboy magazine. He has been with the Company since 1958.

                          COMMITTEES AND COMPENSATION

  The Company has a standing Audit Committee of the Board currently comprised of Messrs. Rosenthal (who is the Chairman), Bookshester, Kamerschen and Purcell. The principal functions of the Audit Committee are to consider and recommend the selection of independent public accountants to audit the Company's financial statements, to review the Company's internal accounting policies and controls, to review with the independent accountants the scope of their audit and their recommendations and comments with respect to internal controls and accounting systems, and to reinforce the independence of the independent accountants. During fiscal year 1995, the Audit Committee held three meetings.

  The Company has a standing Compensation Committee of the Board currently comprised of Messrs. Kamerschen (who is the Chairman), Bookshester, Purcell and Rosenthal. Effective June 22, 1995, all authority previously delegated to the Stock Option Committee of the Board was transferred to the Compensation Committee and the Stock Option Committee was disbanded. The functions of the Compensation Committee include approving compensation, salary or termination arrangements and all proposed contracts and transactions with employees whose salaries and bonuses are more than $150,000 and less than $300,000 per year (except employees who are serving as members of the Board and the Company's Chief Financial Officer). The Compensation Committee administers the 1989 Stock Option Plan and the 1995 Stock Incentive Plan (collectively, the "Plans") for the Company's key employees and has the authority to determine which employees are "key employees" and thereby eligible to participate in the Plans. The Compensation Committee is also responsible for reviewing and making recommendations to the Board concerning employee benefit programs, compensation, salary or termination arrangements and all proposed contracts and transactions with any employee (specifically including Mr. Hefner) whose salary and bonus equals or exceeds $300,000 per year, and those individuals mentioned as exceptions immediately above in regard to the approval authority of the Compensation Committee. During fiscal year 1995, the Compensation and the Stock Option Committees each held three meetings.

  The Company does not have a standing Nominating Committee. During fiscal year 1995, the Board held six meetings. All members of the Board, with the exception of Mr. John R. Purcell, attended 75% or more of the aggregate of the total number of all meetings held during the fiscal year by the Board and the committees of which they were members.

  Nonemployee directors receive an annual fee of $25,000, pro rated from the effective date of their election and paid quarterly. An additional fee of $750 is paid for each in-person Board meeting attended by a nonemployee director. Accordingly, for fiscal year 1995, Messrs. Bookshester, Kamerschen and Rosenthal received $28,750 and Mr. Purcell received $27,250. Beginning in October 1992, nonemployee directors also became eligible to participate in the Company's Deferred Compensation Plan ("DCP"), under which they may elect to defer any amount between 25% and 100% (in 25% increments) of their annual fees and per-meeting payments. The amount deferred is credited with interest each quarter based on the preceding quarter's average composite yield on corporate bonds as published by Moody's Investors Service, Inc. All amounts deferred and interest credited are 100% vested immediately and are general unsecured obligations of the Company. DCP accounts are paid in a lump sum or, in certain circumstances, in specified installments to directors upon their death or upon termination of service.

  Each nonemployee director is also a participant in the Playboy Enterprises, Inc. 1991 Non-Qualified Stock Option Plan for Non-Employee Directors (the "Directors' Plan"). Under the Directors' Plan, each director is granted a nonqualified stock option to purchase 10,000 shares of Class B Stock. An aggregate of 80,000 shares of Class B Stock are available for grant under the Directors' Plan. Each option granted is exercisable in four equal annual installments beginning on the first anniversary of the date such options were initially granted. All of such installments are cumulative and may be exercised in whole or in part. Options granted under the Directors' Plan will generally expire ten years after the date of grant, though they may expire earlier or be accelerated under certain circumstances. Shares issued upon exercise of options granted under the Directors' Plan may be either treasury shares or newly issued shares. During fiscal year 1995, no options were granted under the Directors' Plan, and no options have been exercised under the Directors' Plan to date.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK
                      BY DIRECTORS AND EXECUTIVE OFFICERS

  The following table sets forth, as of August 31, 1995, the number and percentage of shares of Common Stock beneficially owned by each Director, by each Executive Officer named in the Summary Compensation Table on page 7 (the "Named Executive Officers") and by all Directors and Executive Officers as a Group. As used in this Proxy Statement, "beneficially owned" means the sole or shared power to vote or direct the voting of a security and/or the sole or shared investment power with respect to a security (i.e., the power to dispose or direct the disposition of a security).

                                      SHARES OF PERCENT OF SHARES OF PERCENT OF
   NAME OF DIRECTOR OR NAMED           CLASS A   CLASS A    CLASS B   CLASS B
   EXECUTIVE OFFICER(1)               STOCK(2)    STOCK    STOCK(2)    STOCK
   -------------------------          --------- ---------- --------- ----------
Dennis S. Bookshester(3).............     3,000     *         14,000     *
David I. Chemerow(4)(5)..............    35,800     *        157,200    1.02
Christie Hefner(4)(5)(6).............    72,274    1.52      285,822    1.84
Hugh M. Hefner(6).................... 3,321,836   70.47    7,965,508   52.14
Robert Kamerschen(3).................       850     *         12,950     *
Anthony J. Lynn(4)(5)................       600     *        144,088     *
John R. Purcell(3)(7)................     5,000     *         25,000     *
Sol Rosenthal(3).....................       252     *         12,756     *
Richard S. Rosenzweig(4)(5)..........    25,365     *         96,095     *
All Directors and Executive Officers
 as a Group (13 persons)(4)(5)....... 3,500,007   71.96    8,915,359   55.27

- --------
 *Less than 1% of the total shares outstanding.

(1) For fiscal year 1995, in addition to Ms. Hefner and Messrs. Chemerow, Hefner, Lynn and Rosenzweig, the Company's executive officers were: Howard Shapiro, Executive Vice President, Law and Administration, and General Counsel; Robert B. Beleson, Senior Vice President and Chief Marketing Officer; Rebecca S. Maskey, Senior Vice President, Finance; and Martha O. Lindeman, Vice President, Corporate Communications and Investor Relations.

(2) In each case, beneficial ownership consists of sole voting and investment power, with the exception of Mr. Kamerschen, who owns all shares jointly with his wife and Mr. Rosenthal, who owns two shares of Class A Stock and six shares of Class B Stock as custodian for his son. As of August 31, 1995, all Directors and Executive Officers as a Group shared voting and investment power over 852 shares of Class A Stock and 2,956 shares of Class B Stock.

(3) Includes 10,000 shares of Class B Stock which are subject to exercisable installments of stock option grants made pursuant to the Company's 1991 Non-Qualified Stock Option Plan for Non-Employee Directors (the "Directors' Plan").

(4) Includes the following shares of Common Stock which are subject to installments of stock option grants made pursuant to the Company's 1989 Stock Option Plan and the Directors' Plan, which are either exercisable, or are exercisable within 60 days of August 31, 1995.

         NAMED EXECUTIVE
         OFFICER             CLASS A STOCK CLASS B STOCK
         ---------------     ------------- -------------
   Mr. Chemerow............      35,000       105,000
   Ms. Hefner..............      55,000       165,000
   Mr. Lynn................         --        115,938
   Mr. Rosenzweig..........      25,000        75,000
   All Directors and
    Executive Officers as a
    Group
    (11 persons)...........     150,000       634,688

(5) Includes the following shares of Class B Stock which are subject to the vesting of restricted stock awards made pursuant to the Company's 1995 Stock Incentive Plan.

         NAMED EXECUTIVE OFFICER
         -----------------------
   Mr. Chemerow.........................................................  30,000
   Ms. Hefner...........................................................  75,000
   Mr. Lynn.............................................................  26,250
   Mr. Rosenzweig.......................................................  20,000
   All Directors and Executive Officers as a Group
    (8 persons)......................................................... 218,750

(6) Ms. Hefner is the daughter of Mr. Hefner.

(7) Mr. Purcell has decided not to stand for re-election to the Board.

                             EXECUTIVE COMPENSATION

  The following table sets forth information regarding the compensation received by the Company's Chief Executive Officer and the four most highly compensated executive officers (the "Named Executive Officers") for the last three fiscal years.

                           SUMMARY COMPENSATION TABLE

                           ANNUAL COMPENSATION            LONG TERM COMPENSATION AWARDS
                         --------------------------- ----------------------------------------
                                                                     SECURITIES
                                                                     UNDERLYING
                                                       RESTRICTED     OPTIONS
                                                     STOCK AWARDS(1)  (CLASS B    ALL OTHER
   NAME AND PRINCIPAL            SALARY      BONUS   (CLASS B STOCK)   STOCK)    COMPENSATION
        POSITION         YEAR     ($)         ($)          ($)          (#)          ($)
   ------------------    -----  --------    -------- --------------- ----------  ------------
Christie Hefner.........  1995  $467,316(2) $247,006    $684,375       75,000(3)    $5,378(4)
 Chairman of the Board    1994   448,565                                             2,803
  and                     1993   374,998      37,500                                 6,644
 Chief Executive Officer
Anthony J. Lynn.........  1995   483,318(2)              239,531                     5,578(4)
 Executive Vice           1994   432,677                               43,750(5)     6,451
  President and           1993   400,010     100,000
 President,
  Entertainment Group
Hugh M. Hefner..........  1995   399,600(2)   98,893                                 5,026(4)
 Chairman Emeritus        1994   384,516                                             4,070
 and Editor-in-Chief      1993   370,006                                             6,644
David I. Chemerow.......  1995   334,800(2)  117,978     273,750       30,000(3)     5,349(4)
 Executive Vice           1994   322,161                                             2,757
  President, Finance      1993   309,229      57,641                                 6,644
  and Operations, and
  Chief Financial
  Officer
Richard S. Rosenzweig...  1995   264,600(2)   81,854     182,500       20,000(3)     4,628(4)
 Executive Vice           1994   254,612                                             5,987
  President               1993   244,615      37,720                                 3,575

- --------
(1) Values of restricted stock awards under the 1995 Stock Incentive Plan (the "1995 Plan") shown in the Summary Compensation Table are based on the closing price of Class B Stock on the date of grant. As of June 30, 1995, Ms. Hefner held 75,000 shares of restricted Class B Stock, valued at $590,625; Mr. Lynn held 26,250 shares of restricted Class B Stock, valued at $206,719; Mr. Chemerow held 30,000 shares of restricted Class B Stock, valued at $236,250; and Mr. Rosenzweig held 20,000 shares of restricted Class B Stock, valued at $157,500. Values as of June 30, 1995 of restricted Class B Stock are based on the closing price of the Class B Stock on June 30, 1995. The restrictions on the stock awards will lapse in increments of 25% of the shares at the end of any fiscal year, beginning with fiscal year ended June 30, 1995, during which annual operating income first equals or exceeds $7.5 million; $10.0 million; $15.0 million; and $20.0 million. Dividends are not paid on Class B Stock.

(2) For fiscal year 1995, base salaries reflect compensation paid over 27 pay periods as compared to fiscal years 1994 and 1993 in which salaries reflected compensation paid over 26 pay periods. Base salaries in effect for Ms. Hefner and Messrs. Hefner, Chemerow and Rosenzweig for fiscal year 1995 were the same as those in effect for fiscal year 1994.

(3) Represents stock option grants under the 1995 Plan which are exercisable in equal annual increments over a four-year period beginning February 6, 1996. The options expire on February 6, 2005.

(4) The amounts disclosed include:

  (a) Company contributions of $1,253 on behalf of each Named Executive Officer in fiscal year 1995 under the Company's Employees Investment Savings Plan.

  (b) Company matching contributions of the following amounts in fiscal year 1995 under the Company's Employees Investment Savings Plan on behalf of Ms. Hefner, $4,125; Mr. Lynn, $4,325; Mr. Hefner, $3,773; Mr. Chemerow, $4,096; and Mr. Rosenzweig, $3,375.

(5) Represents a stock option grant under the 1989 Stock Option Plan (the "1989 Plan") which is exercisable in equal annual increments over a four-year period beginning June 30, 1995 and expiring on June 30, 2004. On February 6, 1995, Mr. Lynn exchanged 26,250 options under the 1989 Plan for an equal number of shares of restricted stock under the 1995 Plan.

                      OPTION GRANTS IN LAST FISCAL YEAR(1)

                                                                        POTENTIAL
                                                                   REALIZABLE VALUE AT
                                                                     ASSUMED ANNUAL
                                                                     RATES OF STOCK
                                                                   PRICE APPRECIATION
                                   INDIVIDUAL GRANTS(2)            FOR OPTION TERM(3)
                         ----------------------------------------- -------------------
                                  PERCENT OF
                                 TOTAL OPTIONS EXERCISE
                         OPTIONS  GRANTED TO   OR BASE
                         GRANTED EMPLOYEES IN   PRICE   EXPIRATION
          NAME             (#)    FISCAL YEAR   ($/SH)     DATE     5%($)     10%($)
          ----           ------- ------------- -------- ---------- -------- ----------
Christie Hefner......... 75,000        15%      $9.125    2/6/05   $431,156 $1,088,156
David I. Chemerow....... 30,000         6        9.125    2/6/05    172,463    435,263
Richard S. Rosenzweig... 20,000         4        9.125    2/6/05    114,975    290,175

- --------
(1) Represents stock option grants under the 1995 Plan which are exercisable in equal annual increments over a four-year period beginning February 6, 1996. The options expire on February 6, 2005.

(2) The exercise price of the Class B Stock options granted is equal to the market value of the Company's Class B Stock at the close of business on the date of the grant. Options generally become exercisable in four equal annual installments beginning one year after grant. Options generally expire ten years after grant.

(3) The potential realizable value amounts shown illustrate the values that might be realized upon exercise immediately prior to the expiration of their term using 5% and 10% appreciation rates set by the Securities and Exchange Commission, compounded annually and, therefore, are not intended to forecast possible future appreciation, if any, of the Company's stock price. Additionally, these values do not take into consideration the provisions of the options providing for nontransferability, vesting over a period of four years or expiration of the options following termination of employment.

    AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION VALUES

                         NUMBER OF SECURITIES UNDERLYING   VALUE OF UNEXERCISED IN-THE-
                             UNEXERCISED OPTIONS AT       MONEY OPTIONS AT FISCAL YEAR-
                               FISCAL YEAR-END (#)                  END(1) ($)
                         ------------------------------- --------------------------------
                           EXERCISABLE    UNEXERCISABLE    EXERCISABLE     UNEXERCISABLE
                         --------------- --------------- ---------------- ---------------
                         CLASS A CLASS B CLASS A CLASS B CLASS A CLASS B  CLASS A CLASS B
                          STOCK   STOCK   STOCK   STOCK   STOCK   STOCK    STOCK   STOCK
                         ------- ------- ------- ------- ------- -------- ------- -------
Christie Hefner
 1990 grant............. 50,000  150,000                 $65,625 $178,125
 1992 grant.............  3,750   11,250  1,250   3,750    2,344    5,625  $781   $1,875
 1995 grant.............                         75,000                              (2)
Anthony J. Lynn
 1992 grant.............         105,000         35,000               (2)            (2)
 1994 grant.............          10,938         32,812            10,938         32,812
David I. Chemerow
 1991 grant............. 35,000  105,000                 109,375  406,875
 1995 grant.............                         30,000                              (2)
Richard S. Rosenzweig
 1990 grant............. 25,000   75,000                  32,813   89,063
 1995 grant.............                         20,000                              (2)

- --------
(1) Based on a closing price for Class A Stock of $8.00 per share and for Class B Stock of $7.875 per share on June 30, 1995 as reported in the New York Stock Exchange Composite Listing.

(2) Option exercise price exceeded closing price as of June 30, 1995.

                      REPORT OF THE COMPENSATION COMMITTEE
                           ON EXECUTIVE COMPENSATION

  This report by the Compensation Committee and the Performance Graph on page 12 shall not be deemed to be incorporated by reference by any general statement which incorporates by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, as amended (the "Acts"), and they shall not otherwise be deemed filed under such Acts.

  The Company's executive compensation programs are administered by the Compensation Committee of the Board of Directors (the "Committee"). During fiscal year 1995, the Committee was composed of four directors who never served as officers of the Company, these being Messrs. Kamerschen (who is the Chairman), Bookshester, Purcell and Rosenthal.

  The Company's executive compensation programs are designed to help the Company achieve its business objectives by:

  . setting levels of compensation designed to attract and retain superior executives in a highly competitive environment;

  . providing incentive compensation that varies directly with both Company financial performance and individual contribution to that performance; and

  . linking compensation to elements which affect short- and long-term share performance.

  Consequently, the Committee considers its primary mission to structure and administer a range of compensation programs designed to enable the Company to attract and retain executive talent in a highly competitive marketplace, well-known for its individually tailored packages. The Committee periodically evaluates the competitiveness of its executive compensation programs, using information drawn from a variety of sources, including published survey data, information supplied by consultants and the Company's own experience in recruiting and retaining executives. Following are the criteria considered by the Committee in establishing compensation programs and the factors considered in determining the compensation of executives.

BASE SALARY

  The base salaries and salary ranges for executives are determined in relation to competitive market data and level of responsibility and are subject to periodic review by outside executive compensation consultants. Salary ranges are reviewed on an annual basis taking into consideration, among other things, the financial performance of the Company, and are adjusted as necessary. Executives' salaries are reviewed on an annual basis, and salary changes are based upon individual performance with consideration given to each executive's total compensation package. While some of the companies in the peer group chosen for comparison of shareholder returns in the Performance Graph on page 12 may be included in the surveys and information considered by the Committee in setting executives' salaries, there is no set peer group against which those salaries are measured. Instead, the Committee reviews broad-based industry salary data, which typically exclude financial services and not-for-profit companies, and when available, will examine industry-specific data relative to a particular position. During fiscal year 1995, the Company sought to maintain executive salary grade ranges and therefore based salaries slightly above the median of the data reported in relevant compensation surveys and other information considered by the Committee. This is consistent with the Company's current philosophy of focusing less on fixed compensation and more on variable performance-based compensation in the form of short- and long-term incentives.

SHORT-TERM INCENTIVES

  Executives are eligible for annual bonuses under the Company's Executive Incentive Compensation Program (the "Program"). For fiscal year 1995, participants could earn 30% to 75% of their respective July 1, 1994 base salaries, with the total amount earned calculated based on any one or a combination of the following financial performance factors: (i) consolidated operating income and/or cash flow; (ii) group profitability and/or cash flow; or (iii) individual segment profitability and/or cash flow, with a minimum level of such profitability and/or cash flow required before payments would be made. Additionally, consistent with a frequently observed practice in the highly competitive publishing, catalog and entertainment industries, certain top executive officers' compensation arrangements include participation by the executive in the incremental profits above a fixed base of the business for which he or she is responsible. Pursuant to these compensation arrangements, certain executives, including all Named Executive Officers except Mr. Lynn, were entitled to, and did receive, payouts under the Program.

LONG-TERM INCENTIVES

  Long-term incentive awards are provided by the shareholder-approved 1989 Stock Option Plan and the 1995 Stock Incentive Plan which is subject to shareholder approval at the November 14, 1995 Annual Meeting of Stockholders. The 1995 Incentive Stock Plan is more fully described in "Adoption of The Playboy Enterprises, Inc. 1995 Stock Incentive Plan." The 1989 Stock Option Plan together with the 1995 Stock Incentive Plan are collectively referred to herein as the "Plans". The Plans are administered by members of the Committee who, subject to the terms of the Plans, designate "key employees" of the Company to whom options and other awards may be granted, the number of shares to be covered by each option or other stock award, the time or times at which the options may be exercised, the vesting of awards, and other administrative functions. Thus far, the Committee has granted incentive stock options and restricted stock awards. The grants are designed to further the growth, development and financial success of the Company by providing additional incentives to key employees and assisting them to become owners of capital stock of the Company and thus to benefit directly from its growth, development and financial success. Stock option grants and restricted stock awards also enable the Company to attract and retain the services of executives considered essential to the long-range success of the Company by providing them with a competitive compensation package and an opportunity to become owners of capital stock of the Company.

  The Committee approved the issuance of up to one million shares of Class B Stock under the 1995 Stock Incentive Plan. The amount of stock options granted and restricted stock awarded to Ms. Hefner is consistent with current industry trends to make a larger amount of the Chief Executive Officer's total compensation variable and to link compensation to the Company's longer-term performance. The size of Ms. Hefner's grant was also reviewed by the Company's compensation consultants, Towers Perrin, and considered to be reasonable given the size of the Company and the percentage of shares available.

  The number of shares granted to the executives under the 1995 Stock Incentive Plan was based on total job size/salary grade, the executive's contribution to overall Company performance and his/her ability to impact the long-term success of the Company. Because these factors also influence the maximum opportunity levels in the Program, the proportionate size of the stock option grants and restricted stock awards correlate closely to the participations levels in the Program.

  Under the 1995 Stock Incentive Plan, the number of shares granted to each executive is equally divided between incentive stock option and restricted performance shares. This is a fairly common practice with both forms of stock issues establishing parallel interests between key executives and shareholders and providing long-term capital accumulation opportunities. In cases where certain executives had recently been granted stock options per contract or hiring agreements, these individuals did not participate in the stock option portion of the 1995 Stock Incentive Plan.

CHAIRMAN AND CHIEF EXECUTIVE OFFICER BASE SALARY AND BONUS

  For fiscal year 1995, Ms. Hefner's base salary was not increased consistent with the Company's policy to maintain salaries of executives and to give greater emphasis to short- and long-term incentives as a means of increasing compensation.

  Ms. Hefner's bonus payout of $247,006 was calculated according to the 1995 Management Incentive Plan approved by the Committee. Ms. Hefner's maximum bonus opportunity was 75% of base salary and was based on the Company's financial results for fiscal year 1995. Seventy-five percent of the bonus was eligible to be earned based on consolidated operating income and 25% was based on cash flow from continuing operations. Under the consolidated operating income performance measure, Ms. Hefner received

$162,631 out of a maximum payout of $253,125. Under the cash flow from continuing operations measure, Ms. Hefner earned the maximum award of $84,375.

Submitted by the
Compensation Committee:

Robert Kamerschen, Chairman
Dennis S. Bookshester
John R. Purcell
Sol Rosenthal

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The members of the Compensation Committee during fiscal year 1995 were Robert Kamerschen, Chairman, Dennis S. Bookshester, John R. Purcell and Sol Rosenthal.

                               PERFORMANCE GRAPH

  The following graph is a comparison of the yearly percentage change in the Company's total shareholder return on its Class B Stock, with the cumulative total return of the Russell 2000 Stock Index and an index of peer companies selected by the Company consisting of companies engaged in lines of business similar to its own. In addition to the Company, these companies are: McGraw-Hill Inc., Meredith Corporation, Time Warner Inc., Tribune Company, Turner Broadcasting System, Inc., (Class B Common Stock) and The Walt Disney Company.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
    AMONG PLAYBOY ENTERPRISES, INC., THE RUSSELL 2000 INDEX AND A PEER GROUP
                     (PERFORMANCE RESULTS THROUGH 6/30/95)

                    [LOGO -- PERFORMANCE GRAPH APPEARS HERE]


Measurement Period           PLAYBOY              RUSSELL
(Fiscal Year Covered)        ENTERPRISES, INC.    2000 INDEX    PEER GROUP
- -------------------          -----------------    ----------    ----------
Measurement Pt-
06/30/90                     $100                 $100         $100
FYE 06/30/91                 $ 98                 $101         $ 96
FYE 06/30/92                 $129                 $116         $119
FYE 06/30/93                 $139                 $146         $145
FYE 06/30/94                 $110                 $152         $144
FYE 06/30/95                 $129                 $183         $181

   * Assumes $100 invested on 06/30/90 in stock or index--including reinvestment of dividends.

                  EMPLOYMENT AND CHANGE IN CONTROL AGREEMENTS

  To aid the Company in retaining its most senior executives and certain other officers, in February 1991, the Board approved Change in Control Agreements (the "Agreements"), which provide for the payment of specified benefits to selected officers in the event their employment terminates after a "change in control" (defined below) of the Company. Ms. Hefner and Messrs. Chemerow, Lynn and Rosenzweig are beneficiaries of this program. Each Agreement provides that
(i) a lump-sum cash payment will be made within ten days following termination, equal to 300% of the sum of the officer's annual base salary in effect immediately prior to the occurrence of the change in control and the targeted bonus for the officer's position under the Executive Incentive Compensation Plan established for the then applicable fiscal year; (ii) the amount of the payment would be subject to reduction so that no portion would be subject to the excise tax provision of the Internal Revenue Code of 1986, as amended, but only if the officer would obtain a net after-tax benefit from such reduction;
(iii) the officer will be allowed to continue his or her participation in then existing welfare benefit plans, such as medical insurance, for up to a year from the effective date of termination; (iv) the officer will remain entitled to the use of a Company-provided automobile for up to a year from the effective date of termination, or to receive a lump-sum cash payment equal to 12 times the monthly allowance provided under the Company's Executive Car Lease Program;
(v) it will have an initial five-year term, automatically extended on each anniversary of its execution unless the Company or the officer gives notice that it or the officer does not wish to extend the Agreement; and (vi) payments become due and benefits are provided if, within 18 months after a change in control, the employee is involuntarily terminated for reasons other than death, disability or "cause" (defined below), or voluntarily terminates employment for certain reasons. A "change in control" is defined as (1) any liquidation or dissolution of the Company; (2) a sale, exchange or other disposition of Playboy magazine; (3) any occurrence by which The Hugh M. Hefner 1991 Trust and Christie Hefner (who is deemed to hold shares beneficially owned by the Trust to the extent Ms. Hefner has sole voting power with respect to such shares) cease, collectively, to hold at least 50% of the Company's stock entitled to vote generally in the election of Company directors; and (4) the merger, consolidation or reorganization of the Company, or sale of all or substantially all of the Company's assets, unless such transaction is initiated by the Company and, as a result of the transaction, not less than a majority of the combined voting power of the securities of the surviving or transferee corporation is held by persons who held not less than a majority of the combined voting power of the outstanding voting stock of the Company immediately prior to the transaction. Under the Agreement, "cause" is defined as conviction of a crime involving dishonesty, fraud or breach of trust, or for willfully engaging in conduct materially injurious to the Company. The Agreement also provides that the reasons for which the officer may voluntarily terminate employment without forfeiture of benefits include failure to maintain the officer in the position held prior to the change in control, removal of the officer from the Board, assignment to the officer of duties materially inconsistent with the authorities and responsibilities exercised prior to the change in control, an aggregate reduction in the officer's cash compensation, a termination or reduction in scope or value of the officer's employee benefits, a good-faith determination by the officer that, as a result of a change in circumstances following a change in control, the officer is unable to carry out the authorities or responsibilities of the officer's position, or requiring the officer to perform duties beyond a 50-mile radius from the officer's employment immediately prior to the change in control, or to travel at least 50% more than was previously required in any of the three years prior to the change in control.

  Effective October 15, 1990, the Company hired Mr. Chemerow under a contract, the terms of which include that if (1) Mr. Chemerow's employment was terminated by the Company not for "cause"; or (2) Mr. Chemerow terminates his employment upon 30 days prior notice of a remediable qualifying event such as a reduction in aggregate benefits paid to Mr. Chemerow, which is not applied uniformly to other senior officers; or the requirement by the Company as a condition of employment to relocate his residence more than 50 miles from the Company's Chicago offices; or a material diminution of Mr. Chemerow's current duties as an officer of the Company, then he is entitled to (i) 12 months severance pay;
(ii) all earned but not yet paid incentive compensation; (iii) a pro rata payment of incentive compensation for the fiscal year in which his employment termination takes place; and (iv) the continuing right to exercise stock options granted to him under the Company's 1989 Stock Option Plan exercisable as of that date, for one year following the date of such termination, plus the right to exercise a pro rata portion of the next exercisable installment of stock options available to him.

  Effective June 1, 1992, the Company hired Anthony J. Lynn, pursuant to an employment contract, as President of its Entertainment Group. Mr. Lynn is charged with the responsibility of managing the Entertainment Group's television, home video and international operations. During fiscal year 1995, the Company extended Mr. Lynn's employment contract through June 30, 1998, unless terminated earlier pursuant to its terms and conditions. Mr. Lynn is to receive "Base Compensation" ranging from $433,000 to a maximum of $550,000 per year during the term plus all benefits otherwise accorded to senior executives of the Company in similar positions. Additionally, Mr. Lynn annually will receive "Contingent Compensation" of 5% of the amount by which specified pretax profits for the Company's Entertainment Group exceed $2.35 million.

  Mr. Lynn is also entitled to receive an "Equity Bonus" equal to 5% of sums paid to the Company during the term of his employment agreement (or under certain circumstances within three months of its termination) in consideration of the disposition of the Company's equity interest in all or a portion of the Entertainment Group's businesses to the extent the consideration payable to the Company exceeds the value of such transferred interest determined by a specified formula. Mr. Lynn may choose to receive the Equity Bonus in the form of an equity interest in the untransferred portion of the Entertainment Group if the Company has retained 25% or more of the group as a whole following any such disposition.

  During the term of the contract, management shall also recommend to the Compensation Committee the grant of further such options to Mr. Lynn should such grants be made generally to other members of senior management. On February 6, 1995, Mr. Lynn exchanged 26,250 options which had been granted under the 1989 Plan for an equal number of shares of restricted stock under the 1995 Stock Incentive Plan.

  Upon termination of his employment, Mr. Lynn is entitled to receive all or a portion of his Base Compensation, Contingent Compensation, benefits and/or Equity Bonuses, depending on the date and circumstances of such termination.

                          TRANSACTIONS WITH MANAGEMENT

  The Company owns a 29-room mansion (the "Mansion") located on 5 1/2 acres in Los Angeles, which is used for various corporate activities, including serving as a valuable location for video production and magazine photography, business meetings, enhancing the Company's image, charitable functions and a wide variety of promotional and marketing purposes. The Mansion generates substantial publicity and recognition, which increases public awareness of the Company and its products and services. Facilities at the Mansion include a tennis court, swimming pool, gymnasium and other recreational facilities as well as extensive film, video, sound and security systems. The Mansion also includes accommodations for guests and serves as Mr. Hefner's office and the residence for his family (the "Hefner Family"). The Mansion has a full-time staff which maintains it, serves in various capacities at the functions held there and provides the Hefner Family, their guests, and the Company's guests with meals, beverages and other services.

  Under a 1979 lease entered into with the Company, the annual rent for the Hefner Family's basic Mansion accommodations, and the Mansion's facilities, utilities and attendant services is to be determined by independent expert appraisals based on comparable hotel accommodations. In addition, Mr. Hefner is required to pay the sum of the per unit value of nonbusiness meals, beverages and other benefits received by the Hefner Family and any of their personal guests. Standard food and beverage unit values are determined by independent expert appraisals based on fair market values. Valuations for both basic accommodations and standard food and beverage units are to be reappraised every three years, with annual adjustments made on the basis of appropriate consumer price index figures in other years. Mr. Hefner is also responsible for the cost of all improvements in any Hefner Family accommodations, including capital expenditures, that are in excess of normal maintenance for those areas. During fiscal year 1995, no such improvements were made, and consequently no such payments were required.

  Usage of services and benefits is recorded through a system initially developed by the auditing and consulting firm of Price Waterhouse and now administered (with appropriate modifications approved by the Audit and Compensation Committees of the Board) by the Company. The lease, effective as of July 1, 1979, had an initial term ending June 30, 1981, and continues for ensuing 12-month periods unless terminated by either party. The monthly rent charged during fiscal year 1995 included the appraised rent and the per unit value of other benefits described above. Within three months after the end of the Company's fiscal year, the actual monthly charge for all such benefits is finally determined for the fiscal year, and Mr. Hefner pays or receives credit for any difference between the actual amount and the amount paid. The sum of the actual rent and such other benefits paid by Mr. Hefner for fiscal year 1995 was calculated to have averaged $46,342 per month. Effective July 1, 1995, the estimated monthly charge shall be $47,261.

  The Company purchased the Mansion in 1971 for $1,050,000 and in the intervening years has made substantial capital improvements at a cost of approximately $11,975,000 through fiscal year 1995 (including $2,435,240 to bring the Hefner Family accommodations to a standard similar to the Mansion's common areas). The Mansion is included in the Company's financial statements as of June 30, 1995 at a cost, including all improvements and after accumulated depreciation, of approximately $3,096,000. The Company receives rent from Mr. Hefner (see above) and pays all operating costs of the Mansion, which were approximately $3,865,000 in fiscal year 1995 (net of rent received from Mr. Hefner), including depreciation, taxes and security charges related to the protection of the Mansion, employees located there, business guests, the Hefner Family and other visitors.

  In June 1993, William A. Marovitz brought an opportunity to the Company to participate in one or more applications for gaming licenses in Greece. Over the next two years, Mr. Marovitz actively pursued that and other gaming opportunities on the Company's behalf. In June 1994, the independent members of the Company's Board of Directors, in recognition of Mr. Marovitz's substantial time and effort on gaming matters, approved a compensation arrangement for all of his gaming-related activities to date and all of his future activities relating to gaming opportunities in Greece. In consideration for past and future services, the Company paid Mr. Marovitz $125,000 in February 1995. In addition, should the Greek-gaming initiatives result in the opening of a gaming operation in which the Company has an interest, the independent members of the Board agreed to pay Mr. Marovitz a success fee of: (1) $25,000 on the date of such opening; and (2) $100,000 on each of the first, second and third anniversaries of such opening date, provided that such gaming operations are ongoing on the date of payment. The Company was part of a consortium (the "Consortium"), which Mr. Marovitz was instrumental in putting together, that applied for a gaming license on the island of Rhodes, Greece in June 1995. Mr. Marovitz and Ms. Hefner were married in July 1995. During fiscal year 1995, the Company formed a gaming subsidiary to represent the Company's interest in the Consortium. Director Dennis S. Bookshester and Senior Vice President, Finance, Rebecca S. Maskey were appointed to serve on the Board of the Consortium. For Mr. Bookshester's service on that Board, the other members of the Company's Board approved an annual retainer of $5,000 and an in-person per meeting fee of $1,250. Ms. Maskey will receive no additional compensation related to her service on the Board of the Consortium.

  During fiscal year 1995, the Company paid Mrs. Kimberley Hefner, wife of Mr. Hugh Hefner, a $75,000 modeling fee for a pictorial of Mrs. Hefner which ran in the September 1995 issue of Playboy magazine.

                                 PROPOSAL NO. 2

                                ADOPTION OF THE
              PLAYBOY ENTERPRISES, INC. 1995 STOCK INCENTIVE PLAN

  On January 16, 1995 the Board of Directors unanimously approved and adopted, subject to stockholder approval, the Playboy Enterprises, Inc. 1995 Stock Incentive Plan (the "Plan"). The Plan is in addition to the Playboy Enterprises, Inc. 1989 Stock Option Plan (the "1989 Plan"), which was adopted by the Board of Directors in 1989 and approved by the stockholders on November 7, 1990. The affirmative vote of a majority of the shares of Class A Stock represented in person or by proxy is required for approval of the Plan. The following summary of the principal provisions of the Plan is not intended to be exhaustive and is qualified in its entirety by the terms of the Plan.

GENERAL DESCRIPTION OF THE PLAN

  The principal purposes of the Plan are to provide incentives for key employees of the Company and its subsidiaries through the grant or issuance of options, restricted stock and other awards, thereby giving them incentives to enhance the Company's growth, development and financial success, and to remain in the Company's employ.

  Under the Plan, not more than 1,203,000 shares of Class B Stock (including 103,000 shares of Class B Stock which, by resolution of the Board, have been transferred to the Plan and are no longer eligible for grant under the 1989
Plan) are authorized for issuance upon exercise of options and other awards, or upon issuance of restricted or deferred stock awards. The maximum number of shares which may be subject to options, rights or other awards granted under the Plan to any individual in any calendar year cannot exceed 150,000. If any portion of an option, restricted stock grant or other award terminates or lapses unexercised or unvested, or is cancelled, the shares which were subject to the unexercised portion of such option, restricted stock or other award, will again be available for issuance under the Plan. On September 20, 1995, the closing price of a share of Class B Stock on the New York Stock Exchange was $8.25.

  The shares available under the Plan upon exercise of options and other awards, and for issuance as restricted or deferred stock, may be either previously authorized but unissued shares or treasury shares. The Plan provides that the Committee shall make appropriate and equitable adjustments in the number and kind of shares subject to the Plan and to outstanding grants thereunder in the event of a stock split, stock dividend or certain other types of recapitalizations or restructurings.

ELIGIBILITY

  Options, restricted stock and other awards under the Plan may be granted to individuals who are then officers or other employees of the Company or any of its present or future subsidiaries and who are determined by the Committee to be key employees. Notwithstanding the foregoing, Hugh M. Hefner is not eligible to receive options under the Plan. As of September 20, 1995, approximately 46 individuals were eligible to receive awards under the Plan. More than one option, restricted stock grant or other award may be granted to a key employee.

ADMINISTRATION

  The Plan is administered by the Compensation Committee of the Board of Directors (the "Committee"). The Committee is authorized to determine which employees are key employees to whom options, restricted stock and other awards are to be granted and to determine the number of shares to be subject thereto and the terms and conditions thereof, consistent with the terms of the Plan. The Committee is also authorized to adopt, amend and revoke rules relating to the administration of the Plan.

AWARDS UNDER THE PLAN

  The Plan provides that the Committee may grant or issue stock options, restricted stock, deferred stock, performance awards, stock payments and other stock-related benefits, or any combination thereof. Each grant or issuance will be set forth in a separate agreement with the person receiving the award and will indicate the type, amount, terms and conditions of the award. As a condition to the grant of an option, the Committee may require a key employee to surrender for cancellation another award previously granted to the employee.

  Nonqualified stock options ("NQSOs") provide for the right to purchase Class B Stock at a specified price which may not be less than fair market value of such stock at the end of the business day immediately preceding the day such Option is granted, and usually will become exercisable (in the discretion of the Committee) in one or more installments after the grant date. NQSOs may be granted for any term specified by the Committee, provided, that the term of any NQSOs cannot exceed ten years.

  Incentive stock options ("ISOs") are designed to comply with the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and will be subject to restrictions contained in the Code, including exercise prices equal to at least 100% of fair market value of the Class B Stock on the grant date and a ten year restriction on their term. ISOs granted to holders of 10% or more of the Company's voting capital stock must have an exercise price equal to at least 110% of fair market value of the Class B Stock on the grant date and can not extend beyond five years. ISOs may be subsequently modified to disqualify them from treatment as an incentive stock option. Incentive stock options that first become exercisable in any year may not exceed $100,000 in value of underlying stock, measured at the grant date, and any excess amount will be considered NQSOs.

  Restricted stock may be granted to participants subject to such restrictions as may be determined by the Committee. Restricted stock may not be sold, or otherwise transferred or pledged, until restrictions are removed or expire. Restrictions may be based on duration of employment, Company performance, individual performance or other factors. Purchasers of restricted stock, unlike recipients of options, may have voting rights and receive dividends prior to the time when the restrictions lapse. Unless provided otherwise by the Committee, if no consideration (other than services) was paid by the restricted stockholder upon issuance, a restricted stockholder's rights in unvested restricted stock shall lapse upon termination of employment for any reason at any time or prior to any date the Committee may establish. If a purchaser gives consideration other than services for restricted stock, the Company will generally have a right to repurchase the shares of restricted stock upon termination of employment. The Committee may also, within its discretion, provide that a restricted stockholder's rights in unvested restricted stock shall lapse upon a Change of Control (as defined under "Acceleration of Vesting and Expiration of Options" below).

  Deferred stock may be awarded to participants, typically without payment of consideration, but subject to vesting conditions based on continued employment or on performance criteria established by the Committee. Like restricted stock, deferred stock may not be sold, or otherwise transferred or hypothecated, until vesting conditions are removed or expire. Unlike restricted stock, deferred stock will not be issued until the deferred stock award has vested, and recipients of deferred stock generally will have no voting or dividend rights prior to the time when vesting conditions are satisfied.

  Performance awards may be granted by the Committee to participants. These awards may be paid in cash or in Class B Stock or in a combination of cash and Class B Stock. Performance awards may include "phantom" stock awards that provide for payments based upon increases in the price of the Class B Stock over a predetermined period. Performance awards may also include bonuses which may be granted by the Committee and which may be payable in cash or in Class B Stock or in a combination of cash and Class B Stock.

  Stock payments may be granted by the Committee in the form of shares of Class B Stock or an option or other right to purchase shares of Class B Stock as part of a deferred compensation arrangement in lieu of all or any part of compensation, including salary, bonuses and commissions, that would otherwise be payable to a key employee in cash.

DELIVERY OF EXERCISE PRICE OF OPTIONS

  The exercise or purchase price for all options and other rights to acquire Class B Stock, together with any applicable tax required to be withheld, may be paid (a) in cash or by certified or cashiers check at the time of exercise or purchase, (b) in Class B Stock owned by the optionee (or issuable upon exercise of the option) and having a fair market value on the date of exercise equal to the aggregate exercise price of the shares to be purchased, (c) with the approval of the Committee, by delivery of a full recourse promissory note, or
(d) any combination of the foregoing. The Committee may also permit the use of a "cashless exercise" procedure which permits the optionee to deliver an exercise notice to a broker-dealer, who then sells the option shares, delivers the exercise price and withholding taxes to the Company and delivers the excess funds, less commission and withholding taxes, to the optionee.

ACCELERATION OF VESTING AND EXPIRATION OF OPTIONS

  Options granted under the Plan will generally expire (i) ten years from the date the option was granted or (ii) three months from the employee's termination of employment as a result of such employee's retirement, or such employee's being discharged not for cause unless the employee dies within said three-month period; or (iii) the effective date of (a) a termination of employment for cause, (b) the employee's resignation, or (c) a Change of Control specified in clause (iii) of the definition of such term; or (iv) one year from the employee's termination of employment as a result of the employee's disability, unless the optionee dies within said one-year period; or (v) one year from the date of the optionee's death. The Committee may provide for different expiration terms for any option.

  The Plan provides that in the event of a Change of Control of the Company specified in clause (iii) of the definition of such term, all vested installments of the option and the next installment (if any) of such option that is unvested on the effective date of such Change of Control will become immediately exercisable as of a date specified by the Committee. The Plan also provides that if an optionee is terminated without cause less than one year after a Change of Control specified in clause (i) or (ii) of the definition of such term, unless the terms of an option specifically exclude such right, the optionee shall have the right to exercise such optionee's option with respect to all vested installments of such option, and with respect to the next installment (if any) of such option that was unvested on the date of such termination of employment.

  For purposes of the Plan, a "Change of Control" shall mean the occurrence of any of the following events: (i) except in a transaction described in clause
(iii) below, Hugh M. Hefner, Christie Hefner, the Hugh M. Hefner 1991 Trust (for so long as Hugh M. Hefner and Christie Hefner are joint trustees or one of them is sole trustee), and the Hugh M. Hefner Foundation (for so long as Hugh
M. Hefner and Christie Hefner are joint trustees or one of them is sole trustee) cease collectively to own a majority of the total number of votes that may be cast for the election of directors of the Company; or (ii) a sale of Playboy magazine by the Company; or (iii) the liquidation or dissolution of the Company, or any merger, consolidation or other reorganization involving the Company unless (x) the merger, consolidation or other reorganization is initiated by the Company, and (y) is one in which the stockholders of the Company immediately prior to such reorganization become the majority stockholders of a successor or ultimate parent corporation of the Company resulting from such transaction and (z) in connection with such event, provision is made for an assumption of outstanding options and rights or a substitution thereof of a new option or right in such successor or ultimate parent of substantially equivalent value.

AMENDMENT AND TERMINATION

  The Plan may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Board, provided that (i) no such amendment or modification will be effective if it would cause the Plan to fail to meet the applicable requirements of Rule 16b-3, and (ii) no amendment or modification which would require stockholder approval under Rule 16b-3 will be effective until such stockholder approval is obtained. Neither the amendment, suspension nor termination of the Plan shall, without the consent of the holder of an option, restricted stock or award, alter or impair any rights or obligations under any such option, restricted stock or award. No option, restricted stock or award may be granted during any period of suspension nor after termination of the Plan, and in no event may any option be granted under the P!an after the expiration of ten years from the date the Plan is approved by the Company's stockholders.

TRANSFER RESTRICTIONS

  The options, restricted stock awards, deferred stock awards, performance awards, stock payments and interest under the Plan may not be transferred under any circumstances, and any attempted disposition thereof shall be null and void and of no effect, provided that such restrictions on transferability shall not prevent transfers by will or by the applicable laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Code or Title I of ERISA, or the rules thereunder, and transfers of shares acquired upon exercise of any option, award or right under the Plan will be permitted to the extent permitted by Rule 16b-3 as then in effect.

MISCELLANEOUS PROVISIONS

  The Plan specifies that the Company may make loans to Plan participants to enable them to exercise options, purchase shares or realize the benefits of other awards granted under the Plan. The terms and conditions of such loans, if any are made, are to be set by the Committee and approved by the Company.

  The dates on which options or other awards under the Plan first become exercisable or vest will be set forth in individual stock option agreements or other agreements setting forth the terms of the awards.

FEDERAL INCOME TAX CONSEQUENCES

  The following is a brief summary of certain of the federal income tax consequences of certain transactions under the Plan based on federal income tax laws in effect on August 1, 1995. This summary is not intended to be exhaustive and does not describe state or local tax consequences.

TAX CONSEQUENCES TO PARTICIPANTS

  Nonqualified Stock Options. In general: (i) no income will be recognized by an optionee at the time a NQSO is granted; (ii) at the time of exercise of a NQSO, ordinary income will be recognized by the optionee in an amount equal to the difference between the option price paid for the shares and the fair market value of the shares if they are nonrestricted on the date of exercise; and
(iii) at the time of sale of shares acquired pursuant to the exercise of a NQSO, any appreciation (or depreciation) in the value of the shares after the date of exercise will be treated as either short-term or long-term capital gain (or loss) depending on how long the shares have been held.

  Incentive Stock Options. No income generally will be recognized by an optionee upon the grant or exercise of an ISO. If shares of Class B Stock are issued to an optionee pursuant to the exercise of an ISO and no disqualifying disposition of the shares is made by the optionee within two years after the date of grant or within one year after the transfer of the shares to the optionee, then upon the sale of the shares any amount realized in excess of the option price will be taxed to the optionee as long-term capital gain and any loss sustained will be a long-term capital loss.

  If shares acquired upon the exercise of an ISO are disposed of prior to the expiration of either holding period described above, the optionee generally will recognize ordinary income in the year of disposition in an amount equal to any excess of the fair market value of the shares at the time of exercise (or, if less, the amount realized on the disposition of the shares if a sale or exchange) over the option price paid for the shares. Any further gain (or loss) realized by the optionee generally will be taxed as short-term or long-term capital gain (or loss) depending on the holding period.

  Restricted Stock. A recipient of restricted stock generally will be subject to tax at ordinary income rates on the fair market value of the shares of restricted stock (reduced by any amount paid by the recipient for such shares) at such time as the shares are no longer subject to a risk of forfeiture or restrictions on transfer for purposes of Section 83 of the Code. However, a recipient who so elects under Section 83(b) of the Code within 30 days of the date of transfer of the shares will have taxable ordinary income on the date of transfer of the shares equal to the excess of the fair market value of the shares (determined without regard to the risk of forfeiture or restrictions on transfer) over any purchase price paid for the shares. If a Section 83(b) election has not been made, any dividends received with respect to shares of restricted stock that are subject at that time to a risk of forfeiture or restrictions on transfer generally will be treated as compensation that is taxable as ordinary income to the recipient.

  Deferred Stock. No income generally will be recognized upon the grant of deferred stock. The recipient of a deferred stock grant generally will be subject to tax at ordinary income rates on the fair market value of nonrestricted shares of Class B Stock on the date that such shares are transferred to the participant under the grant, reduced by any amount paid by the participant, and the capital gains/loss holding period for such shares will also commence on such date.

  Performance Awards. No income generally will be recognized upon the grant of a performance award. Upon payment in respect of the earn-out of performance awards, the recipient generally will be required to include as taxable ordinary income in the year of receipt an amount equal to the amount of cash received and the fair market value of any nonrestricted shares of Class B Stock received.

  Stock Payment. A participant who elects to receive shares of Class B Stock in lieu of other compensation generally will recognize ordinary income at the time the shares are received in an amount equal to the fair market value of the shares. A participant who elects to receive NQSOs in lieu of other compensation generally will be taxed as described above in the case of a recipient of NQSOs.

TAX CONSEQUENCES TO THE COMPANY OR SUBSIDIARY

  To the extent that an employee recognizes ordinary income in the circumstances described above, the Company or the subsidiary for which the employee performs services will be entitled to a corresponding deduction provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an "excess parachute payment" within the meaning of Section 280G of the Code and is not disallowed by the $1 million limitation on certain executive compensation.

  The Company intends generally to comply with other requirements of the performance-based compensation exclusion under Section 162(m), including option pricing requirements and requirements governing the administration of the Plan, so that, upon stockholder approval of the Plan, the deductibility of compensation paid to top executives thereunder generally is not expected to be disallowed. The restricted stock granted to date under the Plan will not qualify as "performance-based" for purposes of Section 162(m), since it will ultimately vest (assuming continued employment) without regard to the Company's performance. See "Incentive Plan Benefits" below.

INCENTIVE PLAN BENEFITS

  The types of awards which may be granted in the future is subject to the discretion of the Committee and, therefore, cannot be determined. The following table sets forth certain information regarding awards granted thus far under the Plan. All awards have been granted subject to stockholder approval of the Plan and will be void if such approval is not obtained.

                                PLAN BENEFITS(1)
                            AS OF SEPTEMBER 20, 1995

                                            VALUE(2) OF  SECURITIES
                                  CLASS B     CLASS B    UNDERLYING VALUE(3) OF
                                 RESTRICTED  RESTRICTED   OPTIONS     CLASS B
                                   STOCK    STOCK AWARDS  CLASS B      STOCK
NAME                             AWARDS (#)     ($)      STOCK (#)  OPTIONS ($)
- ----                             ---------- ------------ ---------- -----------
Christie Hefner.................   75,000    $  618,750    75,000       (3)
Anthony J. Lynn.................   26,250       216,563
David I. Chemerow...............   30,000       247,500    30,000       (3)
Richard S. Rosenzweig...........   20,000       165,000    20,000       (3)
Current Executive Officers as a
 Group..........................  248,750     2,052,188   222,500       (3)
All Employees as a Group........  531,250     4,382,813   482,500       (3)

- --------
(1) See "Executive Compensation" on page 7 for a description of the terms of the awards granted to the Named Executive Officers under the Plan. The restricted stock previously granted under the Plan vests upon the earlier of June 30, 2005 or the achievement of specified performance objectives relating to operating income and generally is forfeited upon a Change of Control specified in clause (iii) of the definition. The options (ISOs) previously granted under the Plan are generally exercisable in four equal annual installments.
(2) Based on a closing price for Class B Stock of $8.25 per share on September 20, 1995.
(3) Option exercise price exceeded closing price as of September 20, 1995.

  THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" ADOPTION OF THE 1995 STOCK INCENTIVE PLAN.

                                 PROPOSAL NO. 3

                            INDEPENDENT ACCOUNTANTS

  The Board of Directors, upon the recommendation of the Audit Committee, has determined that Coopers & Lybrand L.L.P. should continue to serve as auditors for the Company for the fiscal year ending June 30, 1996. The Board of Directors recommends that the holders of the Company's Class A Stock vote FOR ratification of this selection.

  A representative of Coopers & Lybrand L.L.P. will be present at the annual meeting and will be available to respond to appropriate questions from stockholders. The representative will be allowed to make a statement regarding appropriate issues, should he or she wish to do so. The fees and expenses incurred by the Company for the fiscal year 1995 annual audit as performed by Coopers & Lybrand L.L.P. is estimated to be approximately $195,000. The final cost of the fiscal year 1994 annual audit performed by Coopers & Lybrand L.L.P. was $203,000 with all expenses included.

               COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

  Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers and directors and persons who own more than 10% of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC") and the New York and Pacific Stock Exchanges. Officers, directors and greater than 10% beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on the Company's review of the copies of such forms received by it, or written representations from certain reporting persons that no other reports were required during the fiscal year ended June 30, 1995, all of the Company's officers, directors and greater than 10% beneficial owners complied with all
Section 16(a) filing requirements.

                     ACTION AGAINST DIRECTORS AND OFFICERS

  As the Company has disclosed and discussed more fully in its prior proxy statements, a purported class action suit for unspecified damages filed by a stockholder in the Circuit Court of Cook County, Illinois, on behalf of an alleged class composed of those persons who are owners of shares of the common stock of the Company has been pending since 1990. The suit names as defendants the Company and the following present and former directors: Christie Hefner, Hugh M. Hefner, William A. Emerson, John R. Purcell, Robert Kamerschen, Mark H. McCormack, Richard S. Rosenzweig and Sol Rosenthal. During the third quarter of fiscal year 1991, the plaintiffs agreed to dismiss this action against Mr. McCormack. The suit alleges that the individual defendants violated their fiduciary duty to the class by approving the Company's stock recapitalization plan, which became effective on June 7, 1990. The suit also requests that the recapitalization plan be reversed. The Company and most of the individual defendants have been served and have filed an answer denying all substantive complaint allegations. In February 1995, the Court granted the Company's motion for summary judgment and the case was dismissed. Plaintiffs have filed an appeal. Management believes that the action is without merit and will continue to defend such action vigorously. In accordance with the Company's bylaws and Delaware law, the Company has agreed with all individual defendants to advance the fees and costs they might incur prior to the final disposition of the case, on the condition that such individuals shall repay the amounts advanced if it is finally determined that any respective individual is not entitled under Delaware law to be indemnified by the Company for such expenses.

               STOCKHOLDER PROPOSALS FOR THE 1996 ANNUAL MEETING

  Proposals of stockholders intended to be presented at the 1996 annual meeting must be received by the Company no later than May 31, 1996 to be considered for inclusion in its proxy statement and form of proxy relating to that meeting. Such proposals should be addressed to the Secretary, Playboy Enterprises, Inc., 680 North Lake Shore Drive, Chicago, Illinois 60611, and, while not required, it is suggested such proposal be submitted by Certified Mail-Return Receipt Requested to curtail controversy as to the date of receipt.

                    ANNUAL REPORT AND FINANCIAL INFORMATION

  A copy of the Company's Annual Report to Stockholders, including financial statements and a substantial portion of the Company's Annual Report on Form 10-K for fiscal year 1995, is being mailed to each stockholder herewith. A COPY OF THE COMPANY'S COMPLETE ANNUAL REPORT ON FORM 10-K AND A LIST OF ALL EXHIBITS THERETO WILL BE SUPPLIED WITHOUT CHARGE TO ANY STOCKHOLDER UPON WRITTEN REQUEST TO IRMA VILLARREAL, OFFICE OF THE SECRETARY, AT THE COMPANY'S PRINCIPAL EXECUTIVE OFFICES, 680 NORTH LAKE SHORE DRIVE, 15th FLOOR, CHICAGO, ILLINOIS 60611.

                                 OTHER BUSINESS

  As of the date of this Proxy Statement, management knows of no other business that will be presented for consideration at the annual meeting. However, if other proper matters are presented at the meeting, it is the intention of the proxy holders named in the enclosed form of proxy to take such action as shall be in accordance with their best judgment. All matters to be voted upon by stockholders require a majority vote of the shares of Class A Stock represented in person or by proxy. The quorum requirement for convening the meeting is a majority of the outstanding Class A Stock.

                                   By Order of the Board of Directors

Chicago, Illinois
September 28, 1995

      -                                           -



      -                                           -
PROXY                                                                      PROXY
                           PLAYBOY ENTERPRISES, INC.

        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON NOVEMBER 14, 1995

 The undersigned hereby constitutes and appoints CHRISTIE HEFNER and HOWARD SHAPIRO, and each of them, as Proxies, each with full power of substitution, to vote for the undersigned all of the shares of Class A Common Stock of PLAYBOY ENTERPRISES, INC. registered in the name of the undersigned, as of September 18, 1995, at the annual meeting of stockholders of said corporation to be held November 14, 1995 and at any and all adjournments thereof, upon the following matters, which are more fully described in the Proxy Statement.

 The right to revoke this proxy at any time before it is voted is reserved. When properly executed, this proxy will be voted or withheld in accordance with the specifications made herein. IF NOT OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF MS. HEFNER AND MESSRS. BOOKSHESTER, KAMERSCHEN, ROSENTHAL AND ROSENZWEIG, "FOR" THE APPROVAL OF THE 1995 STOCK INCENTIVE PLAN AND "FOR" THE APPOINTMENT OF COOPERS & LYBRAND L.L.P.

  PLEASE MARK, SIGN, DATE AND MAIL THIS PROXY CARD PROMPTLY USING THE ENCLOSED
                                   ENVELOPE.

                 (Continued and to be signed on reverse side.)

- -                          PLAYBOY ENTERPRISES, INC.                          -
     PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.
[                                                                              ]

1. Election of Directors
   Nominees: D. Bookshester, C. Hefner,               For     Withheld
   R. Kamerschen, S. Rosenthal, R. Rosenzweig.        [_]        [_]

   ------------------------------------------

2. To approve the Playboy Enterprises, Inc.       For   Against   Abstain
   1995 Stock Incentive Plan.                     [_]     [_]       [_]

3. To ratify the appointment of Coopers &
   Lybrand L.L.P. as independent auditors
   of the Company for the fiscal year ending      For   Against   Abstain
   June 30, 1996.                                 [_]     [_]       [_]


4. The Proxies are authorized to vote in their discretion upon such other matters as may properly come before the meeting.


Please mark here if you plan to attend the annual meeting scheduled to be held at the Company's offices located at 730 Fifth Avenue, Third Floor, New York,
New York.     [_]

                                               Dated: __________________, 1995
                               Signature(s)___________________________________


                               ------------------------------------------------
                               THE SIGNATURE TO THIS PROXY SHOULD CONFORM
                               EXACTLY TO THE NAME AS SHOWN. WHEN SHARES ARE HELD BY JOINT TENANT, ALL SUCH TENANTS MUST SIGN.


- -                                                                             -